Exhibit 4.2

TECHPOINT, INC.

SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

Dated as of April 30, 2014

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TABLE OF CONTENTS

(continued)

		Page
4.9	Severability	19

4.10	Aggregation of Stock	19

4.11	Entire Agreement	20

4.12	Waiver of Right of First Offer	20

SCHEDULE A Schedule of Investors

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TECHPOINT, INC.

SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is made as of April 30, 2014 by and among Techpoint, Inc., a California corporation (the “Company”), Fumihiro Kozato (the “Founder”) and the investors listed on Schedule A hereto (each an “Investor” and collectively the “Investors”).

RECITALS

A. Certain of the Investors (the “Prior Investors”) hold shares of Series Seed Preferred Stock of the Company (the “Series Seed Preferred Stock”) or Series A Preferred Stock of the Company (the “Series A Preferred Stock”), are parties to that certain First Amended and Restated Investors’ Rights Agreement dated as of October 31, 2012 by and among the Company, the Founder and such Prior Investors (the “Prior Agreement’) and are the holders of at least a majority of the shares of the Series Seed Preferred Stock and Series A Preferred Stock subject to or enjoying the rights under the Prior Agreement.

B. Each of the Investors and the Company are parties to that certain Series B Preferred Stock Purchase Agreement dated as of the date hereof (the “Series B Purchase Agreement”) relating to the issue and sale of shares of Series B Preferred Stock of the Company (the “Series B Preferred Stock,” and, together with the Series Seed Preferred Stock and the Series A Preferred Stock, the “Preferred Stock”). The Company may sell and issue additional shares of Series B Preferred Stock (the “Additional Series B Shares”) to certain Investors and other investors (the “Additional Series B Investors”) pursuant to the Series B Purchase Agreement.

C. The obligations of the Company and certain of the Investors under the Series B Purchase Agreement are conditioned, among other things, upon the execution and delivery of this Agreement by the Investors, the Prior Investors, the Founder and the Company, and the Prior Investors, the Founder and the Company desire to amend and restate the Prior Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual premises and covenants set forth herein, the Company and the Prior Investors and the Founder hereby agree to amend and restate the Prior Agreement as set forth herein, and the parties hereto agree as follows:

1. Registration Rights.

The Company covenants and agrees as follows:

1.1 Definitions.

For purposes of this Section 1:

(a) The term “Act” means the Securities Act of 1933, as amended.

(b) The term “Form S-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(c) The term “Founder’s Shares” means the 1,888,888 shares of Common Stock (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations (collectively, “Recapitalizations”)) originally issued to the Founder.

(d) The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.11 hereof; provided, however, that neither the Founder nor any assignees of Founder’s Shares shall be deemed a “Holder” for purposes of Sections 1.2, 1.4, 1.12 and 4.8.

(e) The term “Initial Public Offering” means the first underwritten public offering of securities of the Company pursuant to an effective registration statement under the Act (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction).

(f) The term “1934 Act” means the Securities Exchange Act of 1934, as amended.

(g) The term “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(h) The term “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Company’s Series Seed Preferred Stock, Series A Preferred Stock and Series B Preferred Stock, (ii) the Founder’s Shares; provided, however, that such Founder’s Shares shall not be deemed Registrable Securities and the holder thereof shall not be deemed a Holder for the purposes of Sections 1.2, 1.4, 1.12 and 4.8, and (iii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) or (ii) above, excluding in all cases, however, any Registrable Securities sold by a person (x) in a transaction in which his, her or its rights under this Section 1 are not assigned, (y) pursuant to a registration statement under the Act that has been declared effective and such Registrable Securities have been disposed of pursuant to such effective registration statement, or (z) in a transaction in which such Registrable Securities are sold pursuant to Rule 144 (or any similar provision then in force) under the Act.

(i) The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.

(j) The term “SEC” shall mean the Securities and Exchange Commission.

(k) The term “Qualified Public Offering” shall mean the first underwritten public offering of securities of the Company pursuant to an effective registration statement under the Act (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction) with net proceeds to the Company of at least twenty-five million dollars ($25,000,000).

1.2 Request for Registration.

(a) Subject to the conditions of this Section 1.2, if the Company shall receive, at any time after six (6) months after the effective date of the Initial Public Offering, a written request from the Holders of a majority of the Registrable Securities (the “Initiating Holders”) that the Company file a registration statement under the Act covering the registration of at least twenty percent (20%) of the then outstanding Registrable Securities, then the Company shall, within twenty (20) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 1.2, use commercially reasonable efforts to effect, as soon as practicable, the registration under the Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of the Company’s notice pursuant to this Section 1.2(a).

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in this Section 1.2(a). In such event the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Company that marketing factors require a limitation of the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis (as nearly as practicable) based on the number of Registrable Securities held by all such Holders (including the Initiating Holders), provided that no Registrable Securities shall be excluded unless and until all other issued and outstanding securities of the Company have been excluded. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c) In addition, the Company shall not be required to effect a registration pursuant to this Section 1.2:

(i) after the Company has effected two (2) registrations pursuant to this Section 1.2, and such registrations have been declared or ordered effective;

(ii) If the Company has effected a registration pursuant to this Section 1.2 within the preceding twelve (12) months, and such registration has been declared or ordered effective;

(iii) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred eighty (180) days following the effective date of, a Company-initiated registration subject to Section 1.3, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;

(iv) if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form S-3 pursuant to Section 1.4;

(v) if the Company shall furnish to Holders requesting a registration pursuant to this Section 1.2, a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders; or

(vi) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Act.

1.3 Company Registration.

(a) If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration relating to a corporate reorganization or other transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company, the Company shall, subject to the provisions of Section 1.5(e), use commercially reasonable efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

(b) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 1.7 hereof.

1.4 Form S-3 Registration.

In case the Company shall receive from Holders of at least a majority of the Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) use commercially reasonable efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company, provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4:

(i) if Form S-3 is not available for such offering by the Holders;

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $2,000,000;

(iii) if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer or Chairman of the Board of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than one hundred twenty (120) days after receipt of the request of the Holder or Holders under this Section 1.4;

(iv) if the Company has, within the six (6) month period preceding the date of such request, already effected one registration on Form S-3 for the Holders pursuant to this Section 1.4; or

(v) in any particular jurisdiction in which the Company would be required to qualify to do business, where not otherwise required, or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c) Subject to the foregoing, the Company shall use commercially reasonable efforts to file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as requests for registration effected pursuant to Section 1.2 or Section 1.3.

1.5 Obligations of the Company.

Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to ninety (90) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed;

(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

(c) furnish to each Holder (i) a draft copy of the registration statement, and (ii) such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as it may reasonably request in order to facilitate the disposition of Registrable Securities owned by it;

(d) use commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business, where not otherwise required, or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company and enter into an underwriting agreement in customary form with an underwriter or underwriters selected by the Company. If the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then subject to Section 1.2 above, the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling shareholders according to the total amount of securities entitled to be included therein owned by each selling shareholder or in such other proportions as shall mutually be agreed to by such selling shareholders, but in no event shall the amount of securities of the selling Holders (other than shares of Common Stock held by the Founder) included in the offering be reduced below twenty percent (20%) of the total amount of securities included in such offering, unless such offering is the Initial Public Offering of the Company’s securities, in which case the selling shareholders may be excluded if the underwriters make the determination described above. For purposes of the preceding parenthetical concerning apportionment, for any selling shareholder that is a Holder of Registrable Securities and that is a partnership or corporation, the partners, retired partners and shareholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling shareholder,” and any pro rata reduction with respect to such “selling shareholder” shall be based upon the aggregate amount of Registrable Securities owned by all entities and individuals included in such “selling shareholder,” as defined in this sentence;

(f) notify each Holder of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Act, of (i) the issuance of any stop order by the SEC in respect of such registration statement, or (ii) the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g) cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(h) provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration; and

(i) Use commercially reasonable efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters and to the Holders requesting registration of Registrable Securities.

1.6 Information from Holder.

(a) It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder’s Registrable Securities.

(b) The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 if, due to the operation of subsection 1.6(a), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in subsection 1.2(a).

1.7 Expenses of Registration.

(a) All expenses (other than underwriting discounts and commissions) incurred in connection with registrations, filings or qualifications pursuant to Sections 1.2 and 1.3 including, without limitation, all registration, filing and qualification fees (including “blue sky” fees), printers’ and accounting fees, fees and disbursements of counsel for the Company (including fees and disbursements of counsel for the Company in its capacity as counsel to the selling Holders hereunder; if Company counsel does not make itself available for this purpose, the Company will pay the reasonable fees and disbursements of one counsel for the selling Holders not to exceed fifteen thousand dollars ($15,000) shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 or Section 1.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be registered in the withdrawn registration), unless, in the case of a registration requested under Section 1.2, the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2.

(b) All expenses incurred in connection with a registration requested pursuant to Section 1.4, including, without limitation, all registration, filing and qualification fees (including “blue sky” fees), printers’ and accounting fees, fees and disbursements of counsel for the Company and the fees and disbursements of counsel for the selling Holder or Holders, shall be borne pro rata by the Holder or Holders participating in the registration.

1.8 Delay of Registration.

No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.9 Indemnification.

In the event any Registrable Securities are included in a registration statement under this Section 1:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter, within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws; and the Company will reimburse each such Holder, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 1.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with information furnished expressly for use in connection with such registration by any such Holder; provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder or underwriter, or any person controlling such Holder or underwriter, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Holder or underwriter to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

(b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other shareholder selling securities in such registration statement and any controlling person of any such underwriter or other shareholder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any person intended to be indemnified pursuant to this Section 1.9(b) for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 1.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld).

(c) Promptly after receipt by an indemnified party under this Section 1.9 of actual knowledge of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.9 to the extent of such prejudice, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.

(d) If the indemnification provided for in this Section 1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of and the relative benefits received by the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations, provided that no person guilty of fraud shall be entitled to contribution. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. The relative benefits received by the indemnifying party and the indemnified party shall be determined by reference to the net proceeds and underwriting discounts and commissions from the offering received by each such party.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.10 Reports Under Securities Exchange Act of 1934.

With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the Initial Public Offering;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the Initial Public Offering), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

1.11 Assignment of Registration Rights.

The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee, member, retired member or assignee of such securities that (i) is a subsidiary, affiliate, parent, member, partner, limited partner, retired partner or shareholder of a Holder, (ii) is a Holder’s immediate family member (spouse or child) or trust for the benefit of an individual Holder, (iii) after such assignment or transfer, holds at least fifteen percent (15%) of the shares of Series Seed Preferred Stock (subject to appropriate adjustment for Recapitalizations), or (iv) after such assignment or transfer, holds at least fifteen percent (15%) of the shares of Series A Preferred Stock (subject to appropriate adjustment for Recapitalizations)provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing a copy of which writing is provided to the Company at the time of transfer to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of

Section 1.13 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Section 1.

1.12 Limitations on Subsequent Registration Rights.

From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1.3 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in Section 1.2(a) or within one hundred twenty (120) days of the effective date of any registration effected pursuant to Section 1.2.

1.13 “Market Stand-Off” Agreement.

Each Holder hereby agrees that it will not, directly or indirectly, without the prior written consent of the Company and the managing underwriter, during the period commencing on the date of the final prospectus relating to any public offering by the Company and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing provisions of this Section 1.13 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Holders if all officers and directors and greater than five percent (5%) shareholders of the Company enter into similar agreements. The underwriters in connection with any public offering by the Company are intended third party beneficiaries of this Section 1.13 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto; further, each Holder hereby agrees to enter into written agreement with such underwriters containing terms substantially equivalent to the terms of this Section 1.13, and each

Holder hereby agrees that such underwriters shall be entitled to require each such Holder to enter into such a written agreement. Notwithstanding the foregoing, nothing in this Section 1.13 shall prevent a Holder from making a transfer of any Common Stock that was listed on a national stock exchange, actively traded over-the-counter or traded on the Nasdaq National Market at the time it was acquired by the Holder or was acquired by such Holder pursuant to Rule 144A of the Act, including any shares acquired in any public offering by the Company.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

1.14 Termination of Registration Rights.

No Holder shall be entitled to exercise any right provided for in this Section 1 after three (3) years following the consummation of a Qualified Public Offering or, as to any Holder, such earlier time at which all Registrable Securities held by such Holder (and any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any ninety (90) day period without registration in compliance with Rule 144 of the Act.

2. Covenants of the Company.

2.1 Delivery of Financial Statements. The Company shall deliver to each Investor holding at least 400,000 (appropriately adjusted for any Recapitalizations) shares of Registrable Securities:

(a) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, an unaudited balance sheet of the Company as of the end of such year, an unaudited statement of operations and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”); provided that if the Company has audited records of any of the foregoing, the Company shall provide those in lieu of the unaudited versions;

(b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited balance sheet as of the end of such fiscal quarter, unaudited statement of operations for such fiscal quarter and an unaudited statement of cash flows as of the end of such fiscal quarter; provided that if the Company has audited records of any of the foregoing, the Company shall provide those in lieu of the unaudited versions; and

(c) such other information relating to the financial condition, business, prospects or corporate affairs of the Company as such Investor or any assignee of such Investor may from time to time reasonably request, provided, however, that the Company shall not be obligated under this Section 2.1 to provide information that it deems in good faith to be a trade secret or similar confidential information, and provided further that the Company may require the Investor to execute a confidentiality and nondisclosure agreement prior to disclosure of any such information.

2.2 Inspection.

The Company shall permit each Investor holding at least 400,000 (appropriately adjusted for any Recapitalizations) shares of Registrable Securities, at such Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be reasonably requested by the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information that it reasonably considers to be a trade secret or similar confidential information, and provided further that the Company may require the Investor to execute a confidentiality and nondisclosure agreement prior to any such visit and inspection.

2.3 Right of First Offer.

Subject to the terms and conditions specified in this Section 2.3, the Company hereby grants to each Investor holding at least 400,000 (appropriately adjusted for any Recapitalizations) shares of Registrable Securities (an “Eligible Investor”) a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 2.3, Eligible Investor includes any general partners and affiliates of an Eligible Investor. An Eligible Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners and affiliates in such proportions as it deems appropriate, so long as such apportionment does not cause the loss of the exemption under Section 4(2) of the Act or any similar exemption under applicable state securities laws in connection with such sale of Shares by the Company.

Each time the Company proposes to offer any shares of, or securities convertible into or exchangeable or exercisable for any shares of, any class of its capital stock (the “Shares”), the Company shall first make an offering of such Shares to each Eligible Investor in accordance with the following provisions:

(a) The Company shall deliver a notice in accordance with Section 4.6 (the “Notice”) to the Eligible Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms upon which it proposes to offer such Shares.

(b) By written notification received by the Company, within twenty (20) calendar days after receipt of the Notice, the Eligible Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares that equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of the Preferred Stock then held, by such Eligible Investor bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion and exercise of all outstanding convertible and exercisable securities).

(c) If all Shares that Eligible Investors are entitled to obtain pursuant to Section 2.3(b) are not elected to be obtained as provided in Section 2.3(b) hereof, the Company may, during the one hundred eighty (180) day period following the expiration of the period provided in Section 2.3(b) hereof, offer the remaining unsubscribed portion of such

Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Eligible Investors in accordance herewith.

(d) The right of first offer in this Section 2.3 shall not be applicable to:

(i) the issuance or sale of Additional Series B Shares to Additional Series B Investors in accordance with the Series B Purchase Agreement;

(ii) the issuance of shares of securities pursuant to a recapitalization, split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof);

(iii) the issuance of shares of Common Stock or options therefor to employees, consultants, officers, directors, strategic partners or vendors (if in transactions with primarily non-financing purposes) of the Company, or any subsidiary of the Company, directly or pursuant to a stock option plan or restricted stock purchase plan approved by the Board of Directors of the Company;

(iv) the issuance of shares of Common Stock (A) in a bona fide, firmly underwritten public offering under the Act before which or in connection with which all outstanding shares of Preferred Stock will be automatically converted to Common Stock, or (B) upon exercise of warrants or rights granted to underwriters in connection with such a public offering;

(v) the issuance of shares of Common Stock pursuant to the conversion or exercise of convertible or exercisable securities outstanding as of the date hereof or subsequently issued pursuant to this Section 2.3; or

(vi) the issuance or sale of stock, warrants or other securities or rights to persons or entities with which the Company has business relationships provided such issuances are for other than primarily equity financing purposes and provided that at the time of any such issuance, the aggregate of such issuance and similar issuances in the preceding twelve month period do not exceed five percent (5%) of the then outstanding Common Stock of the Company (assuming full conversion and exercise of all convertible and exercisable securities), unless approved by the Board of Directors.

In addition to the foregoing, the right of first offer in this Section 2.3 shall not be applicable with respect to any Eligible Investor and any subsequent securities issuance, if (i) at the time of such subsequent securities issuance, the Eligible Investor is not an “accredited investor,” as that term is then defined in Rule 501(a) under the Act, and (ii) such subsequent securities issuance is otherwise being offered only to accredited investors.

(e) The right of first offer set forth in this Section 2.3 may not be assigned or transferred, except, other than with respect to a competitor of the Company, as reasonably determined by the Company, that (i) such right is assignable by each Eligible Investor to any wholly-owned subsidiary or parent of, or to any corporation or entity that is, within the meaning of the Act, controlling, controlled by or under common control with, any such Eligible Investor, and (ii) such right is assignable to a transferee or assignee who holds after such transfer at least fifteen percent (15%) shares of Registrable Securities (subject to appropriate adjustment for any Recapitalization).

2.4 Proprietary Information and Inventions Agreements.

The Company shall require all employees and consultants to enter into the Company’s standard form of proprietary information and inventions agreement.

2.5 No Investment Company.

The Company shall not become an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended. In the event the Company breaches the foregoing, the Company shall forthwith notify the Investors and shall take immediate corrective action to remedy such breach.

2.6 Termination of Certain Covenants.

The covenants set forth in this Section 2 shall terminate and be of no further force or effect upon the consummation of the Initial Public Offering or at such time as the Company is required to file reports pursuant to Section 13 or 15(d) of the 1934 Act. This Agreement shall terminate and be of no further force or effect upon the consummation of a transaction or series of related transactions which are deemed to be a liquidation, dissolution or winding up of the Company pursuant to the Company’s Second Amended and Restated Articles of Incorporation, as such Second Amended and Restated Articles of Incorporation may be amended from time to time.

3. Election of Directors.

3.1 Board Representation. At each annual meeting of the shareholders of the Company, or at any meeting of the shareholders of the Company at which members of the Board of Directors of the Company are to be elected, or whenever members of the Board of Directors are to be elected by written consent, each Investor and each other party to this Agreement, as a holder of capital stock of the Company, agrees on behalf of itself and any transferee or assignee of any such shares of capital stock, to vote or act with respect to all of such shares of capital stock and any other securities of the Company acquired by such party in the future (and any securities of the Company issued with respect to, upon conversion of, or in exchange or substitution for such securities) (the “Relevant Shares”) so as to elect members of the Board of Directors as follows:

(a) to serve as the one (1) member of the Board of Directors elected by the holders of Series A Preferred Stock voting as a separate class in accordance with the Company’s Third Amended and Restated Articles of Incorporation, as may be amended (the “Restated Articles”), a nominee designated by DENSO International America, Inc. (“DENSO”), to be initially Koji Mori (the “DENSO Designee”), provided, however, that if DENSO at any time declines or fails to designate such a nominee, the DENSO Designee shall be selected by the holders of a majority of the outstanding shares of Series A Preferred Stock;

(b) to serve as the one (1) member of the Board of Directors elected by the holders of Series B Preferred Stock voting as a separate class in accordance with the Restated Articles, a nominee designated by holders of a majority of the outstanding shares of Series B Preferred Stock, to be initially Fun-Kai Liu (the “Series B Designee”); and

(c) to serve as the two (2) members of the Board of Directors elected by the holders of the Common Stock voting as a separate class in accordance with the Restated Articles, two nominees designated by holders of a majority of the outstanding Common Stock (one of which is to be the Chief Executive Officer of the Company), to be initially Fumihiro Kozato (the “Common Designees”).

3.2 Appointment of Directors. In the event of the resignation, death, or disqualification of the DENSO Designee, the Series B Designee or either of the Common Designees, as the case may be, DENSO, the holders of Series B Preferred Stock or the holders of Common Stock, respectively, shall promptly nominate a new director, and, after written notice of the nomination has been given, each Investor and other party to this Agreement shall vote its shares of capital stock of the Company, or, as applicable, give written consent with respect to such shares, to elect such nominee to the Board of Directors.

3.3 Removal. DENSO, the holders of Series B Preferred Stock or the holders of Common Stock, as the case may be, may elect to remove its or their designated director(s) at any time and from time to time, with or without cause, in their sole discretion, and after written notice to each of the parties hereto of such election and the new nominee to replace such director, each Investor and other party to this Agreement shall promptly vote its shares of capital stock of the Company, or, as applicable, give written consent with respect to such shares, to remove such designated director and to elect such nominee to the Board of Directors.

3.4 Observer Rights. As long as the holders of Series B Preferred Stock (together the “Series B Investors”) own not less than two million (2,000,000) shares of Series B Preferred Stock in the aggregate (as adjusted for any Recapitalizations), the Company shall invite two representatives of the Series B Investors to attend all meetings of the Board of Directors in a nonvoting observer capacity, provided that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting that the Company reasonably believes, or Company’s counsel reasonably believes (i) could adversely affect the attorney-client privilege between the Company and its counsel, (ii) would create a conflict of interest between the Company and the representative, or (iii) would result in disclosure of trade secrets to such representative, and provided further that such representative shall agree to hold in confidence and trust and act in a fiduciary manner with respect to all information so provided and to use such information only for the purposes relating to the Series B Investors’ investment in the Company.

4. Miscellaneous.

4.1 Additional Series B Investors.

Upon the sale of Additional Series B Shares to Additional Series B Investors in accordance with the Series B Purchase Agreement, the Company, without prior action on the part of any Investor, shall require each Additional Series B Investor to execute and deliver this Agreement. Each such Additional Series B Investor, upon execution and delivery of this Agreement by the Company and such Additional Series B Investor, shall be deemed an Investor hereunder.

4.2 Successors and Assigns.

Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.3 Governing Law; Venue.

This Agreement is to be construed in accordance with and governed by the internal laws of the State of California without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties. All disputes and controversies arising out of or in connection with this Agreement shall be resolved exclusively by the state and federal courts located in Santa Clara County in the State of California, and each party hereto agrees to submit to the jurisdiction of said courts and agrees that venue shall lie exclusively with such courts.

4.4 Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.5 Titles and Subtitles.

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

4.6 Notices.

Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; (b) when sent by facsimile to the number set forth below if sent between 8:00 a.m. and 5:00 p.m. recipient’s local time on a business day, or on the next business day if sent by facsimile to the number set forth below if sent other than between 8:00 a.m. and 5:00 p.m. recipient’s local time on a business day; (c) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, in each case provided that the sending party receives no notice of non-delivery from the delivery service provider; (d) three business days after deposit in the U.S. mail with first class or certified mail receipt requested postage prepaid and addressed to the other party at the address set forth below; or (e) the next business day after deposit with a national overnight delivery service, postage prepaid, addressed to the parties as set forth below with next business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider. Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 4.6 by giving the other party written notice of the new address in the manner set forth above.

4.7 Expenses.

If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

4.8 Amendments and Waivers.

Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities, each future holder of all such Registrable Securities and the Company.

4.9 Severability.

If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

4.10 Aggregation of Stock.

All shares of Registrable Securities held or acquired by entities advised by the same investment adviser and affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

4.11 Entire Agreement.

This Agreement and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

4.12 Waiver of Right of First Offer.

Solely for purposes of the transactions contemplated by the Series B Purchase Agreement, the right of first offer set forth in Section 3 of the Prior Agreement is hereby waived in its entirety, except to the extent of the Prior Investors’ purchases, if any, of Series B Preferred Stock pursuant to the Series B Purchase Agreement.

*        *        *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

TECHPOINT, INC.

By:	./s/ Fumihiro Kozato

Fumihiro Kozato, its Chief Executive Officer

Address:	Techpoint, Inc.
1270 Oakmead Parkway, Ste. 215,
Sunnyvale, CA 94085
Facsimile:

FOUNDER:

/s/ Fumihiro Kozato
Fumihiro Kozato

Address:

Facsimile:

SIGNATURE PAGE TO THE

SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

AMENDMENT TO

SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Amendment to Second Amended and Restated Investors’ Rights Agreement dated as of September     , 2017 (this “Amendment”), to the Second Amended and Restated Investors’ Rights Agreement dated as of April 30, 2014, (the “Agreement”) is entered into between Techpoint, Inc., a Delaware corporation (the “Company”), and the Investors listed on Schedule A therein (each a “Investor,” and collectively the “Investors”).

WHEREAS, the Company and the Investors previously entered into the Agreement;

WHEREAS, the Company and the Investors desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the promises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendments. The Agreement is hereby amended as follows:

(a) Section 3.5 of the Agreement is hereby appended to the Agreement as follows:

“Termination of Board Election Rights. The provisions set forth in this Section 3 shall terminate and be of no further force or effect upon the consummation of the Initial Public Offering or at such time as the Company is required to file reports pursuant to Section 13 or 15(d) of the 1934 Act.”

2. Miscellaneous.

(a) Except as otherwise modified and amended by this Amendment, all other terms and provisions of the Agreement shall remain in full force and effect. Defined terms used herein but not otherwise defined shall have the same meaning as set forth in the Agreement.

(b) This Amendment may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

(c) This Amendment shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have duly executed this Amendment to Second Amended and Restated Investors’ Rights Agreement as of the date set forth above.

Techpoint, Inc.	Investor

By:
Name:
Title:

TECHPOINT, INC.

AMENDMENT TO SECOND A&R INVESTORS’ RIGHTS AGREEMENT